                                                                    EXHIBIT 10.3

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                                    between

                               VIDEO CITY, INC.,

                            VIDEO ACQUISITION CORP.,

                    LEPTIS MAGNA, INC. d/b/a VIDEO UNLIMITED

                                      and

                       G. WAYNE BAILEY and ORAWAN BAILEY



                           Dated as of March 25, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                Page
                                                                ----

ARTICLE I.      DEFINITIONS.....................................  1

     1.1   Defined Terms........................................  1
     1.2   Other Defined Terms..................................  4

ARTICLE II.     PLAN OF REORGANIZATION..........................  5

     2.1   Adoption of Plan.....................................  5
     2.2   The Merger...........................................  5
     2.3   Effective Time.......................................  6
     2.4   Certificate of Incorporation and Bylaws..............  6
     2.5   Directors and Officers...............................  6
     2.6   The Closing..........................................  7
     2.7   Reimbursable and Pro Rata Expenses...................  7
     2.8   Inventory............................................  7

ARTICLE III.    REPRESENTATIONS AND WARRANTIES OF
                VUN AND THE SELLING SHAREHOLDERS................  7

     3.1   Corporate Existence and Power........................  8
     3.2   Corporate Authorization..............................  8
     3.3   Governmental Authorization...........................  8
     3.4   Non-Contravention....................................  8
     3.5   VUN Capitalization...................................  8
     3.6   Subsidiaries.........................................  9
     3.7   Consents.............................................  9
     3.8   Financial Statements.................................  9
     3.9   Absence of Certain Changes........................... 10
     3.10   Title to Assets..................................... 10
     3.11   Real Property....................................... 11
     3.12   Litigation.......................................... 11
     3.13   Contracts........................................... 11
     3.14   Licenses and Permits................................ 11
     3.15   Compliance with Laws................................ 12
     3.16   Intangible Property................................. 12
     3.17   Employees........................................... 12
     3.18   Prepaids............................................ 13
     3.19   Taxes............................................... 13
     3.20   Environmental Compliance............................ 14
     3.21   Labor and Employment Matters........................ 14
     3.22   Pension and Benefit Plans........................... 16
     3.23   Insurance........................................... 19
     3.24   Books and Records................................... 19
     3.25   Inventory........................................... 20
     3.26   Accuracy and Provision of Information............... 20
     3.27   Shareholder Approval................................ 20

                                      i.

     3.28  Investor Representations............................   20
     3.29  No Brokers..........................................   21

ARTICLE IV.     REPRESENTATIONS AND WARRANTIES OF
                VCI............................................   21

     4.1   Organization of VCI and Video Sub...................   21
     4.2   VCI and Video Sub Capital Stock.....................   21
     4.3   Authorization Relative to this Agreement............   22
     4.4   No Conflict or Violation............................   22
     4.5   Litigation..........................................   22
     4.6   Board Approval......................................   23
     4.7   Validity of Shares Issued to Selling Shareholders...   23
     4.8   VCI Shareholder Approval............................   23

ARTICLE V.      COVENANTS OF EACH PARTY........................   23

     5.1   Notification of Certain Matters.....................   23
     5.2   Confidential Information............................   23

ARTICLE VI.     ADDITIONAL COVENANTS OF VUN....................   25

     6.1   Conduct of Business.................................   25
     6.2   Public Statements and Press Releases................   27
     6.3   No Solicitation.....................................   27
     6.4   Delivery of VUN Common Stock........................   27
     6.5   Noncompetition Agreement............................   27
     6.6   Lock-Up.............................................   27
     6.7   Insurance...........................................   27
     6.8   Reporting and Compliance With Law...................   28
     6.9   Approval of Shareholders of VUN.....................   28
     6.10  Termination of Employee Benefit Plans Prior
           to Effective Time...................................   28
     6.11  Access to Information...............................   28

ARTICLE VII.    ADDITIONAL COVENANTS OF VCI....................   28

     7.1   Indebtedness........................................   28

ARTICLE VIII.   CONDITIONS TO THE OBLIGATIONS OF
                VUN AND THE SELLING SHAREHOLDERS...............   29

     8.1   Representations, Warranties and Covenants...........   29
     8.2   Permits.............................................   29
     8.3   No Governmental Actions.............................   29
     8.4   No Material Adverse Change..........................   29

ARTICLE IX.     CONDITIONS TO THE OBLIGATIONS OF VCI...........   29

     9.1   Representations, Warranties and Covenants...........   29
     9.2   Permits.............................................   30
     9.3   Opinion of Counsel..................................   30
     9.4   No Governmental Actions.............................   30

     9.5    No Material Adverse Change..........................  30
     9.6    Corporate Resolutions...............................  30
     9.7    Selling Shareholder Approval........................  30
     9.8    Delivery of Stock Certificates......................  31
     9.9    Inventory...........................................  31
     9.10   Store Lease Assignments.............................  31
     9.11   Due Diligence.......................................  31
     9.12   Financing...........................................  31
     9.13   Limit on Liabilities................................  31

ARTICLE X.      TERMINATION, AMENDMENTS, WAIVERS
                AND POST-CLOSING COVENANTS......................  31

     10.1   Termination.........................................  31
     10.2   Amendments..........................................  32
     10.3   Waivers.............................................  32
     10.4   Store Number 7......................................  33

ARTICLE XI.     INDEMNIFICATION; SURVIVAL.......................  33

     11.1   Survival of Representations, Etc....................  33
     11.2   Indemnification by the Selling Shareholders.........  33
     11.3   Indemnification by VCI..............................  34
     11.4   Basket and Cap......................................  34
     11.5   Indemnification Procedure...........................  34

ARTICLE XII.    GENERAL PROVISIONS..............................  35

     12.1   Assignment..........................................  35
     12.2   Notices.............................................  35
     12.3   Choice of Law.......................................  36
     12.4   Multiple Counterparts...............................  36
     12.5   Expenses............................................  37
     12.6   Invalidity..........................................  37
     12.7   Titles..............................................  37
     12.8   Cumulative Remedies.................................  37
     12.9   Entire Agreement....................................  37
     12.10  Attorneys' Fees.....................................  37
     12.11  Waiver of Right to Trial by Jury....................  37

                                     iii.

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION


     THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION, dated as of March 25, 1998 is by and among VIDEO CITY, INC., a Delaware corporation ("VCI"), VIDEO ACQUISITION CORP., a Colorado corporation ("Video Sub"), LEPTIS MAGNA, INC., a Colorado corporation (d/b/a Video Unlimited) ("VUN") and G. WAYNE BAILEY and ORAWAN BAILEY (collectively, the "Selling Shareholders"), with reference to the following facts:

     A.    The Selling Shareholders own 100% of the outstanding stock of VUN.

     B. VCI, VUN and each of the Selling Shareholders believe that it is in their best interests to adopt and consummate a plan of reorganization that provides for the merger (the "Merger") of Video Sub, a newly formed subsidiary of VCI, into VUN, with Video Sub disappearing and VUN surviving, and the conversion of all VUN shares into the right to receive the Merger Consideration.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

     1.1   Defined Terms.  As used herein, the terms below shall have the
           -------------
following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, and in the masculine or feminine gender, depending upon the reference.

          "Action" shall mean any action, order, writ, injunction, judgment or
           ------
decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation.

          "Affiliate" shall mean, with respect to any Person, a Person that
           ---------
directly or indirectly controls, is controlled by or is under common control with such Person.

          "Agreement" shall mean this Agreement of Merger and Plan of
           ---------
Reorganization, together with all schedules (including the Disclosure Schedule) and exhibits referenced herein.

          "Assets" shall mean those assets and properties owned by VUN, or in
           ------
which VUN has any right, title or interest of any kind and description as of the Effective Time, except as set forth in the Disclosure Schedule.

                                      1.

          "Books and Records" shall mean all books and records, stock transfer
           -----------------
books, minute books, copies of outstanding stock certificates, ledgers, employee records, customer lists, files, correspondence, and other written records of every kind.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and
            ----
the rules and regulations thereunder.

          "Contracts" shall mean all executory agreements, contracts, leases,
           ---------
commitments, evidences of indebtedness, letters of credit, franchise agreements, purchase agreements and purchase orders, whether oral or written.

          "Disclosure Schedule" shall mean, collectively, the schedules attached
           -------------------
hereto and delivered by the parties as of the date hereof which set forth the exceptions to the representations and warranties contained in Article III hereof (as to VUN) and Article IV hereof (as to VCI and Video Sub) and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule. Any information disclosed on a particular schedule on the Disclosure Schedule or subparts thereof shall be deemed disclosed on any and all schedules.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge,
           -----------
easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance, restriction or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof, except liens for current taxes, assessments, governmental charges or levies on property not yet due and payable.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
            -----
the same may be amended from time to time.

          "ERISA Affiliate" shall mean any entity that is a member of a group of
           ---------------
which VUN is a member and which is under common control with VUN, within the meaning of the regulations promulgated under Section 414 of the Code.

          "ERISA Plans" shall mean, collectively, all Pension Plans and all
           -----------
Welfare Plans required to be disclosed on Schedule 3.22.

          "Marks" means all registered and unregistered trademarks, service
           -----
marks, trade names, and slogans, all applications therefor, and all goodwill associated therewith.

                                      2.

          "Material" shall mean, unless otherwise specifically defined herein,
           --------
any amounts of $10,000 or more as to VUN, and any amounts of $100,000 or more as to VCI, except that where the context requires, "material" shall mean an effect resulting in loss, liability, payment, damage or expense of $10,000 or more in the case of VUN, and $100,000 or more in the case of VCI and Video Sub.

          "Material Adverse Change" means a material adverse change in the
           -----------------------
business, assets, financial condition or results of operations of VUN or its business which involves a loss or exposure of more than $10,000 or of VCI or its business which involves a loss or exposure of more than $100,000.

          "Pension Plan" shall mean any employee pension benefit plan within
           ------------
the meaning of Section 3(2) of ERISA.

          "Permits" shall mean all licenses, permits, orders, consents,
           -------
approvals, registrations, authorizations, qualifications and filings under all federal, state, local or foreign laws with governmental or regulatory bodies, or any other Person.

          "Person" shall mean an individual, a partnership, a limited liability
           ------
company, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

          "Representative" shall mean any officer, director, principal,
           --------------
attorney, accountant, agent, employee or other representative.

          "Securities Act" shall mean the Securities Act of 1933, as amended.
           --------------

          "Tax" or "Taxes" shall mean any federal, state, local, foreign or
           ---      -----
other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, import duty, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

          "VCI Common Stock" shall mean shares of common stock, $.01 par value
           ----------------
per share, of VCI.

          "VCI Documents" shall mean this Agreement and any other documents,
           -------------
instruments or certificates to be delivered by VCI in connection with this Agreement.

          "VUN Common Stock" shall mean shares of common stock, no par value
           ----------------
per share, of VUN.

                                      3.

          "VUN Disclosure Schedules" shall mean all Disclosure Schedules
           ------------------------
delivered by VUN pursuant to this Agreement.

          "VUN Documents" shall mean this Agreement, the Articles of Merger and
           -------------
any other documents, instruments or certificates to be delivered by VUN in connection with this Agreement.

          "VUN Intangible Property" means all intangible property owned by VUN
           -----------------------
or in which VUN has any interest (including the right to use) or owned by any Selling Shareholder and used in VUN's business (other than intangible property owned by third parties and available generally for commercial license from others), including without limitation, (i) VUN's name and all Marks; (ii) all statutory, common law and registered copyrights and mask work rights, and all applications for the registration thereof; (iii) all patents and applications therefor; (iv) all software; (v) all other inventories, discoveries, improvements, processes, formulae (secret or otherwise), trade secrets, information, know-how and ideas (including those in the possession of third parties, but that are the property of VUN); and (vi) all technical documentation relating thereto.

          "Welfare Plan" shall mean any employee welfare benefit plan within
           ------------
the meaning of Section 3(1) of ERISA.

     1.2  Other Defined Terms.  The following terms shall have the meanings
          -------------------
defined for such terms in the Sections set forth below:

           Term               Section
           ----               -------

Articles of Merger            2.3
Basket Amount                 11.4
Claim                         11.5
Closing                       2.6
Colorado Law                  2.3
Effective Time                2.3
Losses                        11.2
Merger                        2.2(a)
Merger Consideration          2.2(b)
Note                          2.2(b)(ii)
Noncompetition Agreement      6.5
Surviving Corporation         2.2(a)
Termination Date              6.1
VCI Indemnified Parties       11.2
Video Sub                     2.2(a)
VUN Consents                  3.7
VUN Financial Statements      3.8(a)
VUN Indemnified Parties       11.3
VUN Permits                   3.14

                                      4.

                                  ARTICLE II
                            PLAN OF REORGANIZATION
                            ----------------------

     2.1   Adoption of Plan.  VCI, VUN and each of the Selling Shareholders
           ----------------
believe that it is in their best interests to adopt and consummate the Merger.

     2.2   The Merger.
           ----------

           (a) VCI shall form a wholly owned subsidiary called Video Acquisition Corp. ("Video Sub") under the laws of the State of Colorado. VCI shall cause Video Sub to be merged with and into VUN with VUN as the surviving corporation in the Merger (the "Surviving Corporation"), and as of the Effective Time as a result thereof, VUN shall become a wholly owned subsidiary of VCI. From and after the Effective Time, the name of the Surviving Corporation shall be Leptis Magna, Inc. until changed or amended in accordance with applicable law.

           (b) Pursuant to the Merger, the shares of VUN Common Stock issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become the right to receive the following aggregate consideration (the "Merger Consideration"):

     (i) A certain number of shares of VCI Common Stock determined by subtracting from $950,000 (x) the total amount of liabilities of VUN immediately prior to the Effective Time and (y) the dollar reduction, if any, called for by
Section 2.8 below, and dividing the result by $2.00 (to illustrate, if the total liabilities of VUN immediately prior to the Effective Time and other reductions are $420,000, the number of shares issuable hereunder would be 265,000 shares of VCI Common Stock); and

     (ii) $150,000, of which $75,000 shall be paid to the Selling Shareholders at the Closing and the remainder shall be paid, without interest, in twelve equal monthly installments commencing on the _____ day of the first month following the Closing, pursuant to a promissory note (the "Note") in the form attached hereto as Exhibit C.

     (iii) Of the shares of VCI Common Stock issuable under Section 2.2(b)(i), 150,000 shares shall be issued at the Effective Time. The remainder of the shares shall be issued not later than 90 days after the Effective Time, reflecting the adjustments described in Sections 2.2(b)(i) and 2.8; and if the total of the liabilities and the reduction (if any) under Section 2.8 exceed $650,000, so that no remaining shares are issuable, then the Selling Shareholders shall return to VCI a portion of the 150,000 shares issued to them, having a value equal to such excess over $650,000 (such shares to be valued for this purpose at $2.00 per share).

                                      5.

          (c) VUN will cause all stock certificates representing issued and outstanding shares of VUN Common Stock to be delivered, free and clear of all Encumbrances, to VCI at or prior to the Effective Time. Each certificate which immediately prior to the Effective Time represents outstanding shares of VUN Common Stock shall at and after the Effective Time be deemed to represent only the number of shares of VCI Common Stock into which such shares of VUN Common Stock shall have the right to be converted pursuant to Section 2.2(b) above. From and after the Effective Time, VCI shall be entitled to treat certificates for shares of VUN Common Stock as evidencing the ownership of the whole number of shares of VCI Common Stock into which such shares of VUN Common Stock have been converted. Certificates representing the VCI Common Stock will be delivered to the Selling Shareholders upon surrender to VCI of valid stock certificates representing their shares of VUN Common Stock. At the Closing, certificates representing VCI Common Stock will bear a legend substantially as follows:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE IN THE OPINION OF COUNSEL FOR THE ISSUER."

          (d) At the Effective Time, each share of common stock of Video Sub that is issued and outstanding will be converted into one newly issued share of VUN Common Stock. From and after the Effective Time, VCI, as the sole shareholder of VUN, shall be entitled to receive one or more certificates representing the VUN Common Stock into which such shares have been converted.

     2.3   Effective Time.  The Merger shall become effective (such time and
           --------------
date are referred to herein as the "Effective Time") on the business day (which day shall be on or before March 31, 1998 unless such date is extended by mutual agreement by the parties) on which (a) all conditions to the Closing of the transactions contemplated by this Agreement shall have occurred, and (b) the Articles of Merger and any other documents necessary to effect the Merger shall be filed in accordance with the Colorado Business Corporation Act (the "Colorado Law").

     2.4   Certificate of Incorporation and Bylaws.  From and after the
           ---------------------------------------
Effective Time, the Certificate of Incorporation of VUN set forth in Exhibit A shall be the Certificate of Incorporation of the Surviving Corporation and the Bylaws of VUN set forth in Exhibit B shall be the Bylaws of the Surviving Corporation, until changed or amended as provided therein or under the Colorado Law.

     2.5   Directors and Officers.  From and after the Effective Time, the
           ----------------------
directors and officers of VUN immediately prior to the Effective Time shall be the directors and officers of the

                                      6.

Surviving Corporation, in each case until their successors shall have been elected and shall qualify or until otherwise provided by law or the Certificate of Incorporation or Bylaws of the Surviving Corporation.

     2.6   The Closing.  The closing of the transactions contem plated by this
           -----------
Agreement (the "Closing") shall be held at 9:00 a.m. local time on the date of the Effective Time at the offices of Troy & Gould Professional Corporation, 1801 Century Park East, Suite 1600, Los Angeles, California 90067, or at such other date, place and time as the parties may agree.

     2.7   Reimbursable and Pro Rata Expenses.  Except as otherwise provided in
           ----------------------------------
this Agreement, all rent payments, insurance premiums and utility payments (but not utility deposits or lease deposits) made by VUN and covering time periods in which the Closing occurs shall be prorated as of the Closing; and VCI shall cause VUN to pay to the Shareholders the amount, if any, by which such payments made prior to the Closing which are applicable to periods following the Closing exceed such payments that are made after the Closing and are allocable to periods prior to the Closing; or, conversely, the Shareholders shall pay to VUN the amount, if any, by which such payments made after the Closing for expenses allocable to periods prior to the Closing exceed the amounts paid by VUN prior to the Closing for expenses allocable to periods following the Closing.

     2.8   Inventory.  An itemized physical inventory of VUN's videocassettes
           ---------
shall be taken by VCI or its representatives. In the event such inventory as of the Closing shows that the number of videocassettes on hand is less than the number in VUN's inventory as of December 31, 1997 (in each case excluding all such inventory of VUN's Store No. 7), the aggregate Merger Consideration shall be reduced by $10.00 times the reduction in the number of videocassettes. There shall be no increase in the Merger Consideration if the number of videocassettes on hand is greater than the number in VUN's inventory as of December 31, 1997. This reduction, if any, in the Merger Consideration shall be made by means of a reduction in the number of shares of VCI Common Stock issuable pursuant to
Section 2.2(b)(i) of this Agreement, equal to the remainder of the reduction in the Merger Consideration divided by $2.00.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF VUN
                     -------------------------------------
                         AND THE SELLING SHAREHOLDERS
                         ----------------------------

     Subject to the exceptions set forth in the VUN Disclosure Schedules, VUN and each of the Selling Shareholders, and solely with respect to Sections 3.27 and 3.28 each Selling Shareholder, hereby represent and warrant to VCI that:

                                      7.

     3.1   Corporate Existence and Power.  VUN is a corporation duly organized,
           -----------------------------
validly existing and in good standing under the laws of the State of Colorado and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business and operations as now conducted. Schedule 3.1 sets forth those jurisdictions in which VUN is required to be qualified to do business as a foreign corporation because of the character of the property owned or leased by VUN or the nature of its activities; VUN is duly qualified to do business in each of these jurisdictions.

     3.2   Corporate Authorization.  The execution, delivery and performance by
           -----------------------
VUN of this Agreement and all of the other VUN Documents and the consummation by VUN of the transactions contemplated hereby and thereby are within the corporate powers of VUN and have been duly authorized by all necessary corporate action on the part of VUN. This Agreement is, and as of the Closing the other VUN Documents shall be, the legal, valid and binding obligations of VUN, enforceable against VUN in accordance with their respective terms.

     3.3   Governmental Authorization.  The execution, delivery and performance
           --------------------------
by VUN of this Agreement and the other VUN Documents require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than the filing of the Articles of Merger and this Agreement with the Secretary of State of Colorado as contemplated by Section 2.3.

     3.4   Non-Contravention.  The execution, delivery and performance by VUN of
           -----------------
this Agreement and the other VUN Documents does not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of VUN, (ii) contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, judgment, injunction, order, writ or decree binding upon or applicable to VUN or any part of its business, (iii) assuming the obtaining of all VUN Consents, constitute a default under or breach of, or violate or give rise to any right of termination, cancellation or acceleration of any right or obligation of VUN, or to a loss of any benefit relating to its business or operations to which VUN is entitled under any provision of any Contract to which VUN is a party or by which any of its assets is or may be bound or (iv) result in the creation or imposition of any Encumbrance on any of VUN's assets.

     3.5   VUN Capitalization.  The authorized capital stock of VUN consists
           ------------------
solely of 500 shares of VUN Common Stock, of which 100 shares are issued and outstanding. All such outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Schedule 3.5 lists the Selling Shareholders and the number of shares of VUN Common Stock owned by each of them as of the date of this Agreement. All outstanding shares of VUN Common Stock have been issued in compliance with all federal and state

                                      8.

securities laws and are not subject to any rights or obligations that require the registration of such shares. Except as set forth on Schedule 3.5, there are no outstanding options, warrants or other rights in or with respect to any shares of VUN Common Stock or any securities convertible into such stock, and VUN is not obligated to issue any additional shares of VUN Common Stock or any options, warrants or other rights to acquire stock or any other securities convertible into such stock.

     3.6   Subsidiaries.  VUN does not own, directly or indirectly, securities
           ------------
or other ownership interests in any other entity, nor is VUN a party to any agreement relating to the formation of any other entity or joint venture.

     3.7   Consents.  Schedule 3.7 sets forth each Contract of VUN and each of
           --------
the VUN Permits that requires a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the other VUN Documents or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a "VUN Consent").

     3.8   Financial Statements.
           --------------------

          (a) VUN has delivered to VCI unaudited financial statements of VUN consisting of statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997, and balance sheets as of December 31, 1996 and September 30, 1997 (collectively, the VUN Financial Statements"). The VUN Financial Statements fairly present, in conformity with general accepted accounting principles applied on a consistent basis, the financial position of VUN as of the dates thereof and the results of operations of VUN for the periods then ended.

          (b) Except for (i) those liabilities specifically reflected or reserved against on the VUN balance sheet as of September 30, 1997 (the "VUN Balance Sheet"), (ii) those current liabilities for trade or business obligations incurred since September 30, 1997 in connection with the purchase of goods or services in the ordinary course of VUN's business and consistent with past practices (none of which is, individually or in the aggregate, material and none of which is for breach of contract, breach of warranty, tort or infringement), (iii) those liabilities arising under any Contract (none of which liabilities is for breach of contract, breach of warranty, tort or infringement) or (iv) those matters otherwise disclosed on Schedule 3.8 (none of which liabilities, except as stated in a Schedule hereto, is for breach of contract, breach of warranty, tort or infringement), VUN does not have, as of the date hereof, any direct or indirect indebtedness, liabilities, claims, losses, damages, deficiencies, obligations (including, without limitation, the obligation to indemnify any other Person for any liabilities or expenses which have been or may in the future be

                                      9.

incurred by or asserted against such other Person, or responsibilities, known or unknown, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement), which individually or in the aggregate are material to the condition (financial or otherwise), assets, liabilities, business or operations of VUN. To the best knowledge of VUN, there are no circumstances, conditions, events or arrangements which may hereafter give rise to any liabilities of VUN except in the ordinary course of business or as otherwise set forth in this Section 3.8 or in a Schedule to this Agreement.

     3.9   Absence of Certain Changes.  Except as set forth on Schedule 3.9,
           --------------------------
since September 30, 1997, VUN has conducted its business in the ordinary course consistent with past practices, and there has not been:

          (a) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          (b) any dividend or other distribution declared or paid with respect to any of the VUN Common Stock;

          (c) any loan or forgiveness of indebtedness to any holder of VUN Common Stock or any Affiliate thereof;

          (d) any bonus, salary or other compensation paid or agreed to be paid to any employee except in accordance with Schedule 3.17 hereto;

          (e) any incurrence of indebtedness for borrowed money;

          (f) any creation or other incurrence of any Encumbrance on any of its assets;

          (g) any transaction, Contract entered into, or commitment made, by VUN relating to its business, operations or any of its assets (including the acquisition or disposition of any assets) or any relinquishment by VUN of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement (other than payments of compensation); or

          (h) any transfer of any assets of VUN to any Person who is a shareholder or other Affiliate of VUN.

     3.10 Title to Assets.  VUN has good and marketable title to the Assets
          ---------------
owned or stated to be owned by VUN, free and clear of all Encumbrances except:
(i) as set forth in the VUN Financial

                                      10.

Statements, (ii) Encumbrances for current taxes not yet due, (iii) Encumbrances incurred in the ordinary course of business, (iv) Encumbrances that are not substantial in character, amount or extent (individually or collectively) and that do not (individually or collectively) materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of VUN, or (v) as set forth on Schedule 3.10. All of the material properties and assets used by VUN or held by VUN, other than any leased assets listed on Schedule 3.10, are owned by VUN, free and clear of any Encumbrances except as set forth on Schedule 3.10.

     3.11  Real Property.  Schedule 3.11 sets forth a true and complete list of
           -------------
all leaseholds owned by VUN. VUN has valid leasehold interest in such leaseholds, free and clear of all Encumbrances, except: (i) for rights of lessors and such matters that are reflected in the relevant lease, (ii) current Taxes not yet due and payable, (iii) Encumbrances of public record, (iv) Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property, and (v) as set forth on Schedule 3.11.

     3.12  Litigation.  Other than as set forth on Schedule 3.12, there is no
           ----------
action, suit, investigation, hearing or proceeding pending against or, to the best knowledge of VUN, threatened against or affecting, VUN, any of its officers, directors, or shareholders, its business or any assets or any Contract before any court or arbitrator or any governmental body, agency official, which would have a Material Adverse Effect, or in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no outstanding judgments against VUN.

     3.13  Contracts.  Each Contract of VUN is a valid and binding agreement of
           ---------
VUN, and is in full force and effect, and VUN is not in default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. VUN has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto. Schedule 3.13 is a true and correct list of all Contracts involving an outstanding monetary obligation greater than $25,000 or with a remaining term greater than one year.

     3.14  Licenses and Permits.  Schedule 3.14 correctly lists each material
           --------------------
license, franchise, permit or other similar authorization affecting, or relating in any way to VUN's business, together with the name of the governmental agency or entity issuing such license or permit (the "VUN Permits"). The VUN Permits are valid and in full force and effect and, assuming the related VUN Consents have been obtained prior to the Closing,

                                      11.

will not be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

     3.15  Compliance with Laws.  VUN is not in material violation of, has not
           --------------------
violated, and is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation of, any law, rule, statute, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, materially applicable to VUN's assets or the conduct of its business.

     3.16  Intangible Property.
           -------------------

          (a) Schedule 3.16 sets forth all material VUN Intangible Property and identifies each material contract to which VUN is a party relating to any item of VUN Intangible Property. No Contract requires VUN to (or will require VCI to) pay, or entitles it to receive any material royalty, license fee, or other compensation with respect to the VUN Intangible Property. Except as set forth on Schedule 3.16, no VUN Intangible Property development was funded by a third Person (other than any shareholder of VUN) or was conducted by or as a joint venture, in partnership, or otherwise in collaboration, with any other Person (except an employee solely in his or her capacity as such). The transactions contemplated hereby will not adversely affect in any manner any item or part of the VUN Intangible Property or the nature or usefulness thereof in the hands of VCI.

          (b) All VUN Intangible Property and all federal, state and foreign registrations with respect thereto, and all applications therefor are valid and in full force and effect and are not subject to any taxes, maintenance fees or actions.

          (c) None of the VUN Intangible Property which is purportedly an asset of VUN was developed or conceived by any VUN employee, officer or director while employed by any other Person and no Selling Shareholder has violated any agreement with any former employer which pertains to any of such property.

     3.17  Employees.
           ---------

          (a) Schedule 3.17 sets forth a true and complete list of the names, titles, annual salaries or wage rates and other compensation and office location of all employees of VUN, indicating part-time and full-time employment, and all changes in salaries and wage rates per employee since December 31, 1996.

          (b) Except as set forth on Schedule 3.17, VUN is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of VUN, non-competition

                                      12.

agreement restricting the activities of VUN, or any similar agreement.

     3.18  Prepaids.  Except as set forth on Schedule 3.18, VUN has not received
           --------
any material payments with respect to any services to be rendered or goods to be provided after the Closing.

     3.19  Taxes.
           -----

          (a) VUN has filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax, employment tax and other tax returns of every character required to be filed by it and has paid in full all Taxes (including, without limitation, all tax deposits), together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than Taxes which are being contested in good faith and for which adequate reserves have been established. Adequate provision has been made in the Books and Records of VUN and, to the extent required by generally accepted accounting principles, reflected in the VUN Financial Statements, for all Tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all Taxes for the periods covered by the VUN Financial Statements and for all prior periods. Schedule 3.19 sets forth the date or dates through which the Internal Revenue Service has examined the federal income taxes of VUN and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of VUN. Schedule 3.19 also contains a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from VUN and lists each tax case of VUN currently pending in audit, at the administrative appeals level or in litigation. Schedule 3.19 further lists the date and issuing authority of each statutory notice of deficiency, notice or proposal assessment and revenue agent's report issued to VUN within the last twelve months. Except as set forth on Schedule 3.19, to VUN's best knowledge, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of VUN. Neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth on Schedule 3.19.

          (b) VUN has not made any requests for rulings, and VUN has not received any subpoenas or requests for information, or notices of proposed reassessment of any property owned or

                                      13.

leased by VUN. There are no Liens for Taxes upon any property or assets of VUN (other than for real property taxes, not yet due, on premises leased by VUN for which VUN will be liable under the terms of the applicable leases).

          (c) VUN has delivered to VCI true and complete copies of all federal, state and foreign income tax returns (together with any Revenue Agent's Reports) filed by VUN relating to its operations for taxable years ended 1995 and 1996.

          (d) VUN has not filed a consent pursuant to Section 341(f) of the Code, and has not filed, and would not be deemed to have filed, any election under Section 338 of the Code.

          (e) VUN has never been, nor is VUN currently, bound by or subject to any obligation under any agreement relating to the sharing of any liability for, or payment of, Taxes with any other Person.

          (f) VUN has withheld or will withhold, and has paid over or will pay over to applicable taxing authorities amounts from its employees and has filed or will file all federal, foreign, state, and local returns and reports with respect to employee income tax withholding and social security and unemployment Taxes for all periods (or portions thereof) ending on or before the Effective Time, in compliance with the provisions of the Code and other applicable federal, foreign, state and local laws.

     3.20  Environmental Compliance.  VUN has not received any notice that it or
           ------------------------
any of its properties have not been or are not now in complete compliance with all applicable environmental law.

     3.21  Labor and Employment Matters.
           ----------------------------

           (a) Except as set forth on Schedule 3.21, as of the date hereof;

               (1) The employment of each employee of VUN may be terminated immediately by VUN, except as otherwise provided by statute or decisional authority;

               (2) To VUN's best knowledge, no key executive employee of VUN and no group of employees of VUN has plans to terminate his or her employment at or prior to the Closing, whether or not as a result of the transactions contemplated herein;

               (3) VUN has not had any material labor relations problems; and

                                      14.

          (4) VUN has complied in all material respects with all collective bargaining agreements and all applicable laws and orders relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities, or is holding for payment not yet due to such governmental authorities, all amounts required to be withheld from such employees of VUN and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. No present or former employee, officer or director of VUN has notified VUN that he or she has or will have at the Effective Time, any claim against VUN for any matter, including but not limited to (i) overtime pay for work done through the Effective Time; (ii) wages or salary for the work done through the Effective Time; (iii) vacation time off or pay in lieu of vacation time off for the period through the Effective Time; (iv) any violation of any statute, ordinance or relation relating to minimum wages or maximum hours or work-place conditions; or
(v) injuries or other damages which are not fully covered by VUN's insurance policies; except, in the case of clauses (i) and (ii), for amounts accrued in the current pay period that are not yet due and payable, and in the case of clause (iii), for vacation accrued in accordance with VUN's policies and set forth in Schedule 3.21, which its employees have not yet taken.

           (b) Except as disclosed on Schedule 3.21, as of the date hereof, VUN has not received any notice of any:

               (1) unfair labor practice complaint against VUN pending before theNational Labor Relations Board or any state or local agency;

               (2) pending labor strike or other material labor trouble affecting VUN;

               (3) material labor grievance pending against VUN;

               (4) pending representation question respecting the employees of VUN; or

               (5) pending arbitration proceedings arising out of or under any collective bargaining agreement to which VUN is a party.

           (c) In addition:  (i) none of the matters specified in clauses
(b) (1)through (5) is threatened against VUN; (ii) no union organizing activities have taken place with respect to VUN; and (iii) no basis exists for which a claim may be made under any collective bargaining agreement to which VUN is a party.

                                      15.

     3.22  Pension and Benefit Plans.
           -------------------------

          (a) All accrued obligations of VUN applicable to its employees, whether arising by operation of law, by contract, by past custom or otherwise, for payments by VUN to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on, as applicable, the Books and Records of VUN and the VUN Financial Statements.

          (b) Except as disclosed on Schedule 3.22, as of the date hereof:

               (1) Neither VUN nor any of its ERISA Affiliates maintains or has any obligations to contribute to, or has in effect or has committed to adopt, any Pension Plan or any Welfare Plan;

               (2) Each ERISA Plan conforms in all material respects to all applicable laws and orders, including ERISA and the applicable provisions of the Code. All notices, reports, returns, applications and disclosures have been timely made which are required to be made to the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, any participants in the ERISA Plans, any trustee, or any insurer with respect to the ERISA Plans;

               (3) VUN and its ERISA Affiliates have made or provided for (with fully-funded reserves) all contributions heretofore required to have been made under all of the ERISA Plans, and will, by the Closing, have made or provided for (with fully-funded reserves) all contributions required to be made on or before the Closing under all such plans;

               (4) No ERISA Plan nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction which may subject any of such ERISA Plans, any such trust, or any party dealing with such ERISA Plans or any such trust, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA;

               (5) There are no material actions, claims or lawsuits which have been asserted or instituted against the assets of any of the trusts under the ERISA Plans, and no basis for such action, claim or lawsuit exists, and no such action, claim or lawsuit has been threatened;

               (6) VUN has not agreed to indemnify any other party for any liabilities or expenses which have been or may in

                                      16.

the future be incurred by or asserted against such other party in respect of any ERISA Plan;

          (7) Each Pension Plan constituting one of the ERISA Plans is qualified under Section 401 of the Code, each of the trusts maintained with respect thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred which would cause the loss of such qualification or exemption or the imposition of any penalty under Section 4971 of the Code;

          (8) The assets of each Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained by an ERISA Affiliate) are sufficient to pay all liabilities of the plan, including, without limitation, all liabilities to pay benefits to any past or present participant or beneficiary in such plan, any expense incurred in administering the plan, and any liabilities for Taxes which may be imposed on the plan or on any trust maintained in connection with the plan;

          (9) The value of all accrued benefits under each Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained by an ERISA Affiliate) which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, including each "multi-employer plan" within the meaning of
Section 3(37) of ERISA, does not exceed, on an accrual basis, the aggregate value of the assets of each such plan;

          (10) There has been no "reportable event," within the meaning of
Section 4043(b) of ERISA, with respect to any Pension Plan which constitutes one of the ERISA Plans since the effective date of Section 4043(b) of ERISA;

          (11) The transaction contemplated by this Agreement will not result in a reportable event, within the meaning of ERISA Section 4043, other than a reportable event with respect to which (i) the ERISA Section 4043 reportable event notice requirement has been waived or (ii) the Pension Benefit Guaranty Corporation will not apply a penalty for failure to satisfy the reportable event notice requirement;

          (12) Neither VUN nor any of its ERISA Affiliates has any liability to the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA in respect of any Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained, or formerly maintained, by an ERISA Affiliate);

          (13) Neither VUN nor any of its ERISA Affiliates maintains or has any obligation to contribute to any multi-employer plan;

          (14) Neither VUN nor any of its ERISA Affiliates has terminated a defined benefit plan or multi-employer plan or

                                      17.

suffered or otherwise caused a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA from any multi-employer plan. Since April 1, 1979, neither VUN nor any of its ERISA Affiliates has complied with Section 4204 of ERISA in order to avoid any such "complete withdrawal" or "partial withdrawal";

          (15) The transaction contemplated by this Agreement will not result in a VUN liability for severance or termination pay or result in increased employee benefits becoming payable to any employees of VUN;

          (16) Neither VUN nor any of its ERISA Affiliates has any unpaid liability in respect of any employee for any contributions and/or premiums due under any Welfare Plan constituting one of the ERISA Plans;

          (17) Neither VUN nor its ERISA Affiliates has any liability as to any benefits to which any employee may be entitled under any Welfare Plan constituting one of the ERISA Plans, whether for benefits due or claims filed; and

          (18) VUN does not maintain any health or life insurance plan that provides for continuing benefits or coverage for any participant or any spouse, dependent or beneficiary under such plan after termination of employment, other than as may be required under Section 4980B of the Code and regulations thereunder ("COBRA"). VUN is in compliance with the COBRA notice and continuation coverage requirements with respect to Plans maintained by VUN.

     (c) True, correct and complete copies of the following documents, with respect to each of the ERISA Plans, have been delivered to VCI:

          (1) Each ERISA Plan document, employment contract, policy, procedure or other governing instrument relating to an ERISA Plan, including all amendments, supplements, collective bargaining agreements, letters, memoranda, understandings and any other document reasonably necessary to reflect the terms and conditions of each ERISA Plan.

          (2) The most recent summary plan description of each ERISA Plan for which a summary plan description is required under ERISA, and summaries of material modification thereto.

          (3) All instruments under which the assets of any ERISA Plan are held or managed and benefits provided, including, but not limited to, insurance contracts, trust agreements, custodial contracts and investment management agreements.

                                      18.

             (4) The two most recent Forms 5500, 5500-C or 5500-R for each ERISA Plan for which such filing is required, with all attachments and schedules thereto.

             (5) The two most recent annual financial statements for each ERISA Plan, if not included with such Form 5500 (5500-C or 5500-R).

             (6) The most recent actuarial valuation report for each ERISA Plan (as applicable).

             (7) With respect to each ERISA Plan that has received a determination letter under Section 401(a) of the Code, and any voluntary employee benefit association trust that has received a determination letter under Section 501(c) of the Code, the most recent Internal Revenue Service determination letter (including any letter concerning the tax-exempt status of any trust under Section 501(a) of the Code), the application submitted when requesting such determination letter, and any subsequently filed determination letter request.

        (d) All Pension Plans shall be terminated by VUN prior to the Effective Time.

   3.23  Insurance.  Schedule 3.23 sets forth a true and correct list of all
         ---------
policies or binders of fire, liability, workers' compensation, vehicular or other insurance held by or on behalf of VUN specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $5,000. Such policies and binders are in full force and effect. No such policy is terminable or cancelable by the insurer by virtue of the consummation of the transactions contemplated herein.

   3.24  Books and Records.  VUN has heretofore furnished or made available to
         -----------------
VCI for its examination the following, each of which is, and will be maintained so as to remain until the Closing, accurate and complete in all material respects:

        (a) copies of the Certificate of Incorporation and Bylaws, as in effect on the date of this Agreement;

        (b) the minute books of VUN containing all proceedings, consents, actions and meetings of its shareholders and Boards of Directors;

        (c) copies of all VUN Permits, orders and consents with respect to VUN's securities issued by any administrative agency or governmental body regulating the issuance or transfer of such securities and all applications for such permits, orders and consents;

                                      19.

           (d) the stock transfer books of VUN setting forth all transfers of its securities;

           (e) copies of all agreements and documents referred to in any VUN Disclosure Schedule;

           (f) all other Books and Records of VUN; and

           (g) an accurate list of all of the incumbent officers and directors of VUN.

     3.25  Inventory.  The inventory of VUN reflected on the VUN Balance Sheet,
           ---------
as well as other inventory items acquired since the date of the VUN Balance Sheet that are now the property of VUN, are of such quality and held in such quantities as are being used and will be usable and salable or rentable in the ordinary course of the business of VUN. The inventory excludes slow-moving items and obsolete items, and are recorded at cost and amortized over their estimated life with no provision for salvage value. Videocassettes which are considered base stock are amortized over 36 months on a straight-line basis. Purchases of new release videocassettes and video games are amortized whereby the tenth and any succeeding copies of each title per store are amortized over nine months on an accelerated basis, the fourth through ninth copies of each title per store are amortized on an accelerated basis, and copies one through three of each title per store are amortized as base stock. Since the date of the VUN Balance Sheet, VUN has continued to replenish its inventories in a normal and customary manner consistent with practice prevailing in the retail video sales and rental industry.

     3.26  Accuracy and Provision of Information.  None of the documents or
           -------------------------------------
other information made available to VCI or its Affiliates, attorneys, accountants, agents or representatives in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. VUN has provided VCI all material information regarding its business and operations.

     3.27  Shareholder Approval.  The Selling Shareholders holding 100% of the
           --------------------
shares of VUN Common Stock have approved this Agreement and the transactions contemplated hereby.

     3.28  Investor Representations.  Each Selling Shareholder who receives VCI
           ------------------------
Common Stock in connection with the transactions contemplated by this Agreement represents that (i) he is an accredited investor as defined in Regulation D under the Securities Act, or (ii) by reason of his business and financial experience, and the business and financial experience of those persons unaffiliated with VCI retained by him, if any, to advise him with respect to his investment in the shares of VCI Common Stock, such Selling Shareholder together with such advisers have

                                      20.

such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment, and that he is acquiring the shares of VCI Common Stock for his own account or for one or more separate accounts maintained by him, if any, for investment and not with a view to the distribution thereof except in compliance with the Securities Act or an exemption available thereunder. Each Selling Shareholder who receives VCI Common Stock in connection with the transactions contemplated by this Agreement understands and agrees that the shares of VCI Common Stock have not been registered under the Securities Act and may be resold only if registered pursuant to the applicable provisions of the Securities Act or if an exemption from registration is available.

     3.29  No Brokers.  Neither VUN or the Selling Shareholders nor any of their
           ----------
respective Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent, person or firm or incurred any liability for any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby which would result in any liability of VUN, VCI or Video Sub.

                                  ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF VCI
                     -------------------------------------


     Except as set forth in a Disclosure Schedule delivered by VCI hereunder, and except for the transactions contemplated by this Agreement, VCI hereby represents and warrants to VUN as follows:

     4.1   Organization of VCI and Video Sub.  Each of VCI and VCI Sub is a
           ---------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Colorado, respectively, has full corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not result in a Material Adverse Change to VCI or its business.

     4.2   VCI and Video Sub Capital Stock.  The authorized capital stock of VCI
           -------------------------------
consists solely of 20,000,000 shares of common stock, $.01 par value per share, 9,773,927 shares of which were issued and outstanding as of the date of this Agreement. No shares of any other class or series of capital stock are authorized, issued or outstanding.

     The authorized capital stock of Video Sub consists of 1,000 shares of common stock, 100 shares of which were issued and out-

                                      21.

standing as of the date of this Agreement. All of the issued and outstanding shares of common stock of Video Sub are owned by VCI free and clear of all Encumbrances. All of the outstanding shares of common stock of Video Sub have been duly and validly authorized and issued and are fully paid and nonassessable.

     4.3   Authorization Relative to this Agreement.  The execution, delivery
           ----------------------------------------
and performance by VCI and Video Sub of this Agreement and all of the other VCI Documents and the consummation by VCI and Video Sub of the transactions contemplated hereby and thereby are within the corporate powers of VCI and Video Sub and have been duly authorized by all necessary corporate action on the part of VCI and Video Sub. This Agreement is, and as of the Closing the other VCI Documents shall be, the legal, valid and binding obligations of VCI and Video Sub, enforceable against VCI and Video Sub, as the case may be, in accordance with their respective terms.

     4.4   No Conflict or Violation.  Neither the execution and delivery of this
           ------------------------
Agreement or the Articles of Merger nor the consummation of the transactions contemplated hereby or thereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation, Bylaws or other organizational document of VCI, (b) a breach of, or a default under, any Material term or provision of any Material Contract, indebtedness, Encumbrance, Permit or concession to which VCI is a party or is subject or by which any assets of VCI are bound, including, without limitation, any such breach or default which would interfere in any way with its ability to consummate the transactions contemplated by this Agreement or the Articles of Merger, (c) a Material violation by VCI of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, including any violation which would interfere with its ability to consummate the transactions contemplated by this Agreement or the Articles of Merger (d) the imposition of any Material Encumbrance, restriction or charge on the business or assets of VCI, or (e) give rise to any right of termination, cancellation or acceleration under any Material Contract or other agreement to which VCI is a party or by or to which they or any of their Material assets or properties may be bound or subject.

     4.5   Litigation.  There are no Actions pending, or to the best of VCI's
           ----------
knowledge, threatened (a) against, related to or affecting VCI, which Actions, if determined adversely to VCI, would be reasonably likely to have a Material adverse effect on VCI, or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, including any derivative suits brought by or on behalf of VCI. VCI is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against VCI involving amounts in excess of $100,000. For purposes of this Section 4.5, an Action will be deemed to have an "adverse effect" on VCI if in connection with

                                     22.

such Action, VCI or Video Sub is reasonably likely to pay $500,000 or more in the aggregate with respect to the defense, settlement, dismissal or other disposition or satisfaction of such Action.

     4.6   Board Approval.  The Board of Directors of VCI approved and adopted
           --------------
this Agreement.

     4.7   Validity of Shares Issued to Selling Shareholders.  The shares of VCI
           -------------------------------------------------
Common Stock to be issued to the Selling Shareholders hereunder will, when issued and paid for in accordance with this Agreement, be duly and validly issued, nonassessable shares free and clear of any and all Encumbrances (other than Encumbrances which may exist prior to the Closing on the VUN Common Stock), and will be issued in compliance with all applicable federal and state securities laws.

     4.8   VCI Shareholder Approval.  No approval of the shareholders of VCI is
           ------------------------
required for the consummation of the transactions under this Agreement.


                                   ARTICLE V
                            COVENANTS OF EACH PARTY
                            -----------------------

     VUN and VCI each covenant with the other for the period from the date hereof through the Effective Time as follows:

     5.1   Notification of Certain Matters.  From the date hereof through the
           -------------------------------
Effective Time, VUN and VCI shall each give prompt notice to the other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting VUN of its business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

     5.2   Confidential Information.
           ------------------------

          (a) Preservation of Confidentiality.  In connection with the
              -------------------------------
negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the

                                      23.

performance of obligations hereunder, each of the parties hereto acknowledges that it will have access to confidential information relating to the other parties. Each party shall treat such information as confidential, preserve the confidentiality thereof and not disclose such information, except to its respective Representatives and Affiliates in connection with the transactions contemplated hereby. Each party agrees to maintain in confidence, and not to disclose to any third party, any ideas, methods, developments, inventions, improvements and business plans and information which are the confidential information of the other parties. If, however, confidential information is disclosed, the disclosing party shall immediately notify the other parties in writing and take all reasonable steps required to prevent further disclosure.

          (b) Property Right in Confidential Information.  Until the Effective
              ------------------------------------------
Time or the Termination Date, all confidential information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, VUN shall return to VCI, and VCI shall return to VUN, all documents, work papers and other material (including all copies thereof) obtained from the other party in connection with the transactions contemplated hereby and will use all reasonable efforts, including, without limitation, instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public. If VCI or any of its Affiliates is required by legal process or by operation of law to disclose any confidential information in anticipation of a possible acquisition of VUN by VCI or any such Affiliate, VCI shall provide VUN with written notice of such request at least 48 hours prior to making such disclosure (or, if it is not practicable to give at least 48 hours' prior notice, written notice shall be given as promptly as practicable) and, without any need to obtain the consent of such other parties, shall be entitled to make such disclosure. If any party is compelled by legal process to disclose any confidential information, such party shall provide the other parties with prompt written notice of such request and, without any need to obtain the consent of such other parties, shall be entitled to make such disclosure.

          (c) Termination of Agreement.  Subject to the requirements of law,
              ------------------------
each party hereto and its Affiliates shall, and shall use all reasonable efforts to cause their Representatives who obtain such information from the other party to, hold in confidence all such non-public information until such time as such information is otherwise publicly available, and, if this Agreement is terminated and if so requested by another party, each party and its Affiliates shall, and shall use all reasonable efforts to cause their Representatives who obtain such

                                      24.

information to, deliver to such other party all documents, work papers and other material (including copies of extracts and summaries thereof) obtained by or on behalf of any of them directly or indirectly as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.


                                   ARTICLE VI
                          ADDITIONAL COVENANTS OF VUN
                          ---------------------------

     6.1   Conduct of Business.  From the date hereof through the Effective Time
           -------------------
or the date, if any, on which this Agreement is earlier terminated pursuant to
Section 10.1 (the "Termination Date"), except as contemplated or as may be required by this Agreement, or as set forth on Schedule 6.1, or any other Schedule made as part of this Agreement, or as consented to by VCI in writing, VUN shall diligently carry on its business and in the ordinary course only, and will use its best efforts to preserve its present business organization intact and to keep available the services of its present officers, agents or employees (nothing herein implying an obligation of VUN to maintain or retain any specific officer, agent or employee), and preserve its present relationships with customers and other Persons having business dealings with it, and will not take any action inconsistent with this Agreement or with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, VUN shall not, except as specifically contemplated by this Agreement:

          (a) change or amend its Certificate of Incorporation or Bylaws;

          (b) enter into, extend, modify, terminate or renew any (i) Material Contract, except in the ordinary course of business, or (ii) any Contract involving $10,000 or more;

          (c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any Material assets, or any interests therein, and, without limiting the generality of the foregoing, VUN will maintain and sell or rent inventory consistent with its past practices and in accordance with any other provision in this Agreement;

          (d) incur any obligations or liability for long-term indebtedness, or incur any other obligation or liability of $10,000 or more except in the ordinary course of business;

          (e)   (i)   grant any bonus, severance or termination pay or increase
in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing VUN Employee Plan or policy;

                                      25.

                (ii) make any change in the key management structure of VUN, including, without limitation, the hiring of additional officers or the termination without cause of existing officers;

                (iii) adopt, enter into or amend any VUN Employee Plan, agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee;

          (f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any Material assets or business of any corporation, partnership, association or other business organi zation or division thereof;

          (g) declare, set aside, make or pay any dividend or other distribution in respect of VUN's capital stock;

          (h) fail to expend funds for budgeted capital expenditures or commitments that have been disclosed to VCI;

          (i) willingly allow or permit any of VUN's insurance policies to be suspended, impaired or canceled;

          (j) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any liabilities, in the ordinary course of business;

          (k) enter into, renew, modify or revise any agreement or transaction with any of its Affiliates;

          (l) fail to maintain any assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with VUN's past practice inoperable, worn-out or obsolete or destroyed assets;

          (m) make any loans or advances to any partnership, firm, corporation, officer, director or Affiliate, or, except for expenses incurred in the ordinary course of business, any individual who is not an officer, director or Affiliate;

          (n) make any Material income tax election or settlement or compromise with tax authorities;

          (o) fail to comply in any Material respect with all laws applicable to it;

          (p) intentionally do any other act which would cause any representation or warranty of VUN in this Agreement to be or become untrue in any Material respect;

                                      26.

          (q) issue any shares of VUN Common Stock or any options, warrants, rights or other securities convertible into, or exercisable or exchangeable for, VUN Common Stock; or

          (r) enter into any agreement, arrangement or under standing or otherwise become obligated, to do any action prohibited hereunder.

     6.2   Public Statements and Press Releases.  Except as pro vided for
           ------------------------------------
hereinbelow, VUN and the Selling Shareholders shall not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of VCI as to the content and time of release of such statement or announcement.

     6.3   No Solicitation.  Prior to the Effective Time (or the earlier
           ---------------
termination of this Agreement in accordance with its terms), neither VUN nor any of its Affiliates or Representatives shall directly or indirectly solicit or initiate any discussions, offers or negotiations with, or participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise encourage any effort or attempt by, any Person other than VCI, concerning any Alternative Transaction with respect to VUN. VUN shall promptly notify VCI if any proposal, offer, inquiry or other contact is received by VUN in respect of an Alternative Transaction, and shall indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep VCI informed on a current basis of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

     6.4   Delivery of VUN Common Stock.  The Selling Shareholders shall deliver
           ----------------------------
stock certificates representing all issued and outstanding capital stock of VUN at or prior to the Effective Time.

     6.5   Noncompetition Agreement.  At or prior to the Effective Time, G.
           ------------------------
Wayne Bailey shall have executed a noncompetition agreement in favor of VCI substantially in the form of Exhibit D hereto (the "Noncompetition Agreement").

     6.6   Lock-Up.  The Selling Shareholders will enter into an agreement with
           -------
VCI restricting the resale or disposal, for a period of 180 days from the Closing, of any VCI Common Stock issued to them pursuant to the Merger.

     6.7   Insurance.  From the date hereof through the Effective Time, VUN
           ---------
shall maintain in force (including necessary renewals thereof) the insurance policies listed on Schedule 3.23.

                                      27.

     6.8   Reporting and Compliance With Law.  From the date hereof through the
           ---------------------------------
Effective Time, VUN shall duly and timely file all tax returns required to be filed with governmental authorities and duly observe and conform in all material respects to all applicable laws and orders.

     6.9   Approval of Shareholders of VUN.  VUN shall take all action
           -------------------------------
necessary, in accordance with the Colorado Law and its Certificate of Incorporation and Bylaws, to obtain the approval of 100% of the VUN Common Stock for this Agreement and the Articles of Merger and the transactions contemplated hereby and thereby, and VUN shall provide the Selling Shareholders with full disclosure of all terms of this transaction.

     6.10  Termination of Employee Benefit Plans Prior to Effective Time.  VUN
           -------------------------------------------------------------
agrees that its employee benefit plans, pro grams and arrangements (in addition to those for non-employee directors) (and if required by such plans, programs or arrange ments, any agreements entered thereunder and awards and options granted thereunder) shall be terminated or amended, to the extent necessary or appropriate, to reflect the transactions contemplated by this Agreement.

     6.11  Access to Information.  VUN shall afford VCI and its Representatives
           ---------------------
reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date (as hereinafter defined), to its personnel, facilities, contracts, commitments, books, computer software application systems, files and records and to furnish such financial and operating data and other information with respect to its business, assets and properties, and shall use its best efforts to cause its Representatives to furnish promptly to VCI and its Representatives such additional financial and operating data and other information as to its business and properties as the other or its duly authorized Representatives may from time to time reasonably request.

                                  ARTICLE VII
                          ADDITIONAL COVENANTS OF VCI
                          ---------------------------

     7.1   Indebtedness.
           ------------

          (a) VCI shall pay at the Closing the entire outstanding principal balance and accrued interest due from VUN to Norwest Bank Colorado, N.A. ("Norwest"), which amount shall not exceed $130,000, or shall cause Norwest to release G. Wayne Bailey from his personal guaranty of such indebtedness.

          (b) VCI shall repay all outstanding indebtedness, including all accrued and unpaid interest of VUN to Ingram Entertainment Corporation evidenced by that certain promissory note dated November 21, 1996 in the original amount of $318,960.66.

                                      28.

                                 ARTICLE VIII
                     CONDITIONS TO THE OBLIGATIONS OF VUN
                     ------------------------------------
                         AND THE SELLING SHAREHOLDERS
                         ----------------------------

     The obligations of VUN and the Selling Shareholders to con summate the transactions provided for hereby are subject, in the discretion of VUN, to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived by VUN:

     8.1   Representations, Warranties and Covenants.  All repre sentations and
           -----------------------------------------
warranties of VCI contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and VCI shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Effective Time.

     8.2   Permits.  All Material Permits, waivers and approvals from
           -------
governmental authorities and other parties necessary to permit VCI to consummate the transactions contemplated hereby shall have been obtained.

     8.3   No Governmental Actions.  No governmental action or proceeding shall
           -----------------------
have been commenced or threatened seeking any injunction, restraining or other order which seeks to prohibit, restrain, invalidate or set aside the effectuation of the Merger and no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the effectuation of the Merger.

     8.4   No Material Adverse Change.  Since January 31, 1997, there shall not
           --------------------------
have occurred any change in the business, financial condition or prospects of VCI taken as a whole, except for changes contemplated hereby or changes which have not, individually or in the aggregate, resulted in a Material Adverse Change to the business, financial condition or prospects of VCI.

                                  ARTICLE IX
                     CONDITIONS TO THE OBLIGATIONS OF VCI
                     ------------------------------------

     The obligations of VCI to consummate the transactions provided for hereby are subject, in the discretion of VCI, to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived by VCI:

     9.1   Representations, Warranties and Covenants.  All repre sentations and
           -----------------------------------------
warranties of VUN contained in this Agreement shall be true and correct at and as of the date of this Agreement, all representations and warranties of the Selling Shareholders contained in this Agreement shall be true and

                                      29.

correct at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and VUN and the Selling Shareholders shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Effective Time, and VUN shall have delivered a certificate signed by G. Wayne Bailey and the Selling Shareholders to such effect.

     9.2   Permits.  All Permits, waivers and approvals from governmental
           -------
authorities and other parties, necessary to permit VUN and the Selling Shareholders to consummate the transactions contemplated hereby shall have been obtained.

     9.3   Opinion of Counsel.  VUN shall have delivered to VCI an opinion of
           ------------------
Woodson L. Herring, counsel to VUN and the Selling Shareholders, in substantially the form attached hereto as Exhibit E, which opinion shall set forth, among other things, that all VUN Documents and the consummation by VUN of the transactions contemplated hereby are within the corporate powers of VUN and have been duly authorized by all necessary corporate and shareholder action on the part of VUN and that all transactions contemplated by the Merger are being consummated in accordance with Colorado Law.

     9.4   No Governmental Actions.  No governmental action or proceeding shall
           -----------------------
have been commenced or threatened seeking any injunction, restraining or other order which seeks to prohibit, restrain, invalidate or set aside the effectuation of the Merger and no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the effectuation of the Merger.

     9.5   No Material Adverse Change.  Since September 30, 1997, there shall
           --------------------------
not have occurred any change in the business, financial condition or prospects of VUN, except for changes contemplated hereby or changes which have not had a material adverse effect on the business, financial condition or prospects of VUN.

     9.6   Corporate Resolutions.  VCI shall have received from VUN certified
           ---------------------
resolutions adopted by the Board of Directors of VUN approving this Agreement and the transactions contemplated hereby.

     9.7   Selling Shareholder Approval.  This Agreement, the Articles of Merger
           ----------------------------
and the transactions contemplated hereby and thereby shall have been approved and adopted by the vote or consent of 100% of the outstanding shares of VUN Common Stock and an officer's certificate as to such approval shall be delivered by VUN to VCI.

                                      30.

     9.8   Delivery of Stock Certificates.  Stock certificates representing all
           ------------------------------
of the issued and outstanding capital stock of VUN shall have been delivered to VCI.

     9.9   Inventory.  Notwithstanding any other provision in this Agreement,
           ---------
VUN's rental and sale inventory at the Closing will be not less than the amount set forth on the VUN Balance Sheet as of December 31, 1997.

     9.10  Store Lease Assignments.  VCI shall have received from VUN copies of
           -----------------------
all necessary third party consents to the assignment to VCI or the change of control of VUN pursuant to the Merger of any store leases held by VUN. Other than such consents, there are no other change of control or similar provisions in any Contracts of VUN which would prevent the assignment to VCI of any store leases held by VUN.

     9.11  Due Diligence.  VCI and its counsel shall have found satisfaction
           -------------
with the results of their due diligence investigation of the financial condition, assets and operations of VUN.

     9.12  Financing.  VCI shall have obtained or arranged for new financing in
           ---------
an amount of at least $8,000,000 on terms acceptable to VCI.

     9.13  Limit on Liabilities.  In no event shall the aggregate of all notes
           ---------------------
payable, loans payable, accounts payable and other liabilities of VUN immediately prior to the Effective Time, including but not limited to the matters referred to in subparagraphs (a) and (b) of Section 7.1, exceed $600,000.


                                   ARTICLE X
          TERMINATION, AMENDMENTS, WAIVERS AND POST-CLOSING COVENANTS
          -----------------------------------------------------------

     10.1  Termination.
           -----------

          (a) Termination.  Notwithstanding any prior approval by the
              -----------
shareholders of VUN, this Agreement and the Merger and other transactions contemplated hereby may be terminated at any time prior to the Effective Time:

                (1) By mutual written consent of the Boards of Directors of VUN and VCI;

                (2) By either VUN or VCI, if the Closing shall not have occurred on or before March 31, 1998 unless such date is extended by the mutual agreement of the parties; provided however, that this provision shall not be available to VUN if VCI has the right to terminate this Agreement under clause (4) of this
Section 10.1(a), and this provision shall not be available

                                      31.

to VCI if VUN has the right to terminate this Agreement under clause (3) of this
Section 10.1(a);

          (3) By VUN, if there is a breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by VCI pursuant to the terms of this Agreement or an occurrence of any event which results or would result in the failure of a condition set forth in
Article VIII to be satisfied at or prior to the Effective Time; or

          (4) By VCI, if there is a breach of any representation or warranty set forth in Article III hereof or of any covenant or agreement to be complied with or performed by VUN or the Selling Shareholders pursuant to the terms of this Agreement or the occurrence of any event which results or would result in the failure of a condition set forth in Article IX to be satisfied at or prior to the Effective Time.

      (b) Effect of Termination.  In the event of termination of this
          ---------------------
Agreement as provided in Section 10.1, this Agreement shall forthwith become void and no party hereto shall have any liability or further obligation to any other party hereto under or by reason of this Agreement or the transactions contemplated hereby, except for any willful breach of this Agreement occurring prior to or as a result of termination of this Agreement, and except that:

          (1) Each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

          (2) The provisions of Sections 5.2 and 12.5 shall continue in full force and effect.

The foregoing provisions shall not limit or restrict the avail ability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

     10.2  Amendments.  This Agreement may not be amended except by action of
           ----------
each of the parties hereto set forth in an instrument in writing signed by or on behalf of each of the parties hereto.

     10.3  Waivers.  At any time prior to the Effective Time, any party hereto
           -------
may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own

                                      32.

obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.4  Store Number 7.  Within a reasonable time after Closing, VUN shall
           --------------
complete the distribution of all assets and the elimination of all liabilities with respect to VUN's Store Number 7 as expressly set forth in Schedule 10.4.
To the extent VCI incurs any liabilities or costs as a result of VUN's failure to timely meet this post-Closing condition, the Selling Shareholders shall indemnify VCI in accordance with Section 11.2. So long as Store Number 7 is operated by the Selling Shareholders following the Closing, VCI shall, or shall cause VUN to, continue to support Store Number 7 with Bonafide Systems software.


                                  ARTICLE XI
                           INDEMNIFICATION; SURVIVAL
                           -------------------------

     11.1  Survival of Representations, Etc.  The representations, warranties,
           --------------------------------
covenants and agreements of VUN, each Selling Shareholder and VCI contained herein and the indemnification by the Selling Shareholders under Section 11.2 with respect thereto, and the indemnification by VCI under Section 11.3 with respect thereto, shall survive the Effective Time for two years; provided, however, that the representations and warranties of VUN and the Selling Shareholders in Section 3.19 and the related indemnification by the Selling Shareholders with respect thereto shall survive until the applicable statutes of limitations have expired, and those contained in Section 3.5 and the related indemnification by the Selling Shareholders with respect thereto shall survive without any limitation in time. For purposes of this Article XI, "representations" and "warranties" of VUN and each Selling Shareholder shall mean collectively those representations and warranties of VUN and each Selling Shareholder set forth in Article III, the Disclosure Schedules referenced therein and "representations" and "warranties" of VCI shall mean collectively those representations and warranties of VCI set forth in Article IV, the Disclosure Schedules referenced therein.

     11.2  Indemnification by the Selling Shareholders.  Subject to, and in the
           -------------------------------------------
manner described in, this Article XI, each Selling Shareholder, jointly and severally, shall indemnify and hold harmless VCI and its Representatives and Affiliates (the "VCI Indemnified Parties") to the fullest extent lawful, for the respective periods of time specified in Section 11.1, from and against any and all losses, damages, diminution in value, claims,

                                      33.

liabilities, actions and expenses (including, without limitation, costs of investigating, preparing or defending any such claim or action, costs of settlement, judgments, and reasonable legal fees and expenses), net of any amounts actually received under any insurance policy as a result of such loss, damage, diminution in value, claim, liability, action, or expense (collectively "Losses") arising out of or in connection with the breach of any representation, warranty, covenant or agreement of VUN or any Selling Shareholder contained in this Agreement. The term "Losses" as used in this Section 11.2 is not limited to matters asserted by third parties against a VCI Indemnified Party, but includes Losses incurred or sustained by a VCI Indemnified Party in the absence of third party claims.

     11.3  Indemnification by VCI.  Subject to, and in the manner described in,
           ----------------------
this Article XI, for a period of two years from the Effective Time, VCI shall indemnify and hold harmless VUN and the Selling Shareholders and their respective Representatives and Affiliates (the "VUN Indemnified Parties") to the fullest extent lawful, from and against any and all Losses arising out of or in connection with the breach of any representation, warranty, covenant or agreement of VCI. The term "Losses" as used in this Section 11.3 is not limited to matters asserted by third parties against a VUN Indemnified Party, but includes Losses incurred or sustained by a VUN Indemnified Party in the absence of third party claims.

     11.4  Basket and Cap.  VCI shall be indemnified by VUN and the Selling
           --------------
Shareholders and the Selling Shareholders shall be indemnified by VCI, in each case to the extent that the aggregate of all Losses, determined without regard to whether any Loss was Material or not, exceeds $10,000 (the "Basket Amount"), provided that in no circumstance shall the aggregate liability of the Selling Shareholders or VCI exceed $1,500,000. Notwithstanding the foregoing, there shall be no Basket Amount applicable to any Loss resulting from a breach of representations and warranties in Sections 3.5 or 3.19 or from a failure to make any adjustment or pay any amount payable under Article II.

     11.5  Indemnification Procedure.
           -------------------------

          (a) If a third party asserts a claim against any indemnified party for which indemnification would be available under this Article XI (a "Claim"), the indemnified party shall promptly give notice of such Claim, describing such Claim with reasonable specificity, to the indemnifying party. If the amount of the Claim exceeds, or the aggregate amount of Losses incurred prior to such date have exceeded, the Basket Amount, the indemnifying party shall be entitled to assume the defense of such Claim, including the employment of counsel reasonably satisfactory to the indemnified party; provided, however, that if the indemnified party reasonably determines in good faith that its interests with respect to such Claim cannot appropriately be

                                      34.

represented by the indemnifying party, such indemnified party shall have the right to assume control of the defense of such Claim and to have its expenses reimbursed promptly with respect to such Claim to the extent entitled thereto. In addition, in the event that such indemnifying party, within a reasonable time after notice that any such Claim or the total Losses incurred exceeds the Basket Amount, fails to defend any indemnified party, such indemnified party will (upon further notice to such indemnifying party) have the right to undertake its defense of such Claim for the account of such indemnifying party and to have its expenses reimbursed promptly with respect to such Claim to the extent entitled thereto. Regardless of which party is controlling the defense of any Claim, (i) both the indemnifying party and the indemnified party shall act in good faith;
(ii) no settlement of such Claim may be agreed to without the written consent of the indemnifying party, which consent shall not be unreasonably withheld; and
(iii) no part of any Claim shall be paid without such consent or unless a final judgment from which no appeal may be taken is entered on such Claim against the indemnified party. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such Claim, and timely notices of any hearing or other court proceeding relating to such Claim.

          (b) In the absence of a third party Claim, if any party shall have a claim that another is liable for Losses, the party seeking indemnification shall provide notice within 90 days of the discovery of the Loss of the nature and extent thereof, and the other party shall repay such Losses within 90 days thereafter to the extent the Losses exceed the Basket Amount, or shall inform the party seeking indemnification that it is denying in good faith all or a portion of such Claim. If the party seeking indemnification disputes the denial of such Claim, it may thereupon proceed to enforce its rights under this Agreement.

                                  ARTICLE XII
                              GENERAL PROVISIONS
                              ------------------

     12.1  Assignment.  Neither this Agreement nor any of the rights or
           ----------
obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

     12.2  Notices.  All notices, requests, demands and other communications
           -------
which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when

                                      35.

transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and
                                                  ----
upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

     If to VUN or the Selling Shareholders, addressed to:

           G. Wayne Bailey
           Video Unlimited
           15503 East Mississippi Avenue
           Aurora, CO  80017
           Fax: (303) 671-1801

     With a copy to:

           Woodson L. Herring, Esq.
           Anderson & Jahde
           950 South Cherry Street
           Denver, CO 80246
           Fax: (303) 691-9719

     If to VCI, addressed to:

           Robert Y. Lee
           Video City, Inc.
           6840 District Blvd.
           Bakersfield, CA  93313
           FAX: (805) 397-5982

     With a copy to:

           William J. Feis, Esq.
           Troy & Gould Professional Corporation
           1801 Century Park East, 16th Floor
           Los Angeles, California 90067-2367
           FAX: (310) 201-4746

or to such other place and with such other copies as each party hereto may designate as to itself by written notice to the other parties hereto.

     12.3  Choice of Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of California without reference to choice of law provisions.

     12.4  Multiple Counterparts.  This Agreement may be executed in one or more
           ---------------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                                      36.

     12.5  Expenses.  Each party hereto shall pay its own legal, accounting,
           --------
out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

     12.6  Invalidity.  In the event that any one or more of the provisions
           ----------
contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     12.7  Titles.  The titles, captions or headings of the Articles and
           ------
Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     12.8  Cumulative Remedies.  All rights and remedies of either party hereto
           -------------------
are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     12.9  Entire Agreement.  This Agreement, together with all exhibits and
           ----------------
schedules hereto and thereto (including the Disclosure Schedule), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, without limitation, the letter of intent dated October 7, 1997.

     12.10 Attorneys' Fees.  In the event of any legal action or proceeding to
           ---------------
enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

     12.11 Waiver of Right to Trial by Jury.  Each party to this Agreement
           --------------------------------
hereby waives its rights to a trial by jury.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                             VIDEO CITY, INC.


                             By: /s/ Robert Y. Lee
                                --------------------------------
                                Robert Y. Lee,
                                Chairman and Chief
                                Executive Officer

                                      37.

                             VIDEO ACQUISITION CORP.


                             By: /s/ Mark Wernli
                                --------------------------
                                Mark Wernli,
                                President


                             LEPTIS MAGNA, INC. d/b/a
                             VIDEO UNLIMITED


                             By: /s/ Orawan Bailey
                                --------------------------
                                Orawan Bailey,
                                President


                             By: /s/ G. Wayne Bailey
                                --------------------------
                                G. Wayne Bailey,
                                Secretary


                             SELLING SHAREHOLDERS:


                             /s/ G. Wayne Bailey
                             -----------------------------
                             G. Wayne Bailey


                             /s/ Orawan Bailey
                             -----------------------------
                             Orawan Bailey

                                      38.